Exhibit 99.1

CSS Industries, Inc. Reports Sales and Earnings for the Quarter and Six Months Ended September 30, 2009

PHILADELPHIA--(BUSINESS WIRE)--October 27, 2009--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the second quarter and six months ended September 30, 2009. For the quarter ended September 30, 2009, sales decreased 8% to $160,273,000 from $174,161,000 in 2008. Net income decreased 15% to $8,892,000, or $.92 per diluted share, compared to prior year net income of $10,504,000, or $1.03 per diluted share. For the six months ended September 30, 2009, sales decreased 6% to $213,950,000 from $228,808,000 in 2008. Net income for the six months ended September 30, 2009 decreased 27% to $4,402,000, or $.46 per diluted share in 2009 compared to prior year net income of $6,008,000, or $.58 per diluted share. The Company’s highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

Second Quarter Results

The decline in sales for the quarter ended September 30, 2009 was due to lower sales of Christmas products primarily as a result of reduced customer purchases following weak retail sales in the preceding Christmas selling season. Sales of all occasion products have also been negatively impacted by the current economic downturn. Partially offsetting these declines were improved Halloween sales compared to the prior year and sales related to businesses acquired since the beginning of last year’s second quarter. Excluding sales of businesses acquired since the beginning of the prior year second quarter, sales declined 9% for the second quarter. The decline in net income was primarily the result of lower sales and lower gross margins on Christmas and all occasion products. These unfavorable factors were partially offset by improved margins on Halloween products and reduced selling, general and administrative costs primarily related to decreased incentive compensation expenses as well as the impact of cost saving initiatives implemented early in fiscal 2010, net of increased depreciation related to a phase of the Company’s enterprise resource planning systems standardization project which was implemented in June 2009.

Six Month Results

The decline in sales for the six months ended September 30, 2009 was the result of lower Christmas giftwrap and ribbon and bow sales and reduced all occasion product sales. Partially offsetting these declines were sales of acquired businesses, improved Halloween sales and growth in our baby memory products business. Excluding sales of businesses acquired since the beginning of last fiscal year, sales declined 9%. The decline in net income for the six month period was primarily the result of reduced sales volume and lower margins on Christmas and all occasion products. Partially offsetting these negative factors were improved margins on Halloween products and reduced selling, general and administrative costs primarily related to decreased incentive compensation expenses as well as the impact of cost savings initiatives implemented early in fiscal 2010.

Management Comments

“Weak demand resulting from the economic downturn, which began in the second half of our prior fiscal year, has dampened sales for the current six months as compared to the same period in the prior fiscal year. At this time, we do not believe that a significant economic rebound will occur for the remainder of the fiscal year. As such, we will continue to manage the business by actively pursuing profitable new sales, constraining expenses and improving cash flow,” commented Christopher J. Munyan, CSS’ President and CEO. “Despite the current economic challenges, we have made significant progress in improving the cash flow of the business and have reduced our net debt position by approximately $40 million compared to September 2008. For the full year, we expect cash flow provided by operating activities to be at least $43 million and capital expenditures to be approximately $7 million. This compares to cash flows provided by operating activities of $28 million and capital expenditures of $14 million in our prior fiscal year, resulting in a net improvement of at least $22 million between years. The improvements over our prior fiscal year are primarily a result of improved inventory management and reduced capital spending.”

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include gift wrap, gift bags, gift boxes, gift card holders, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, memory books, stationery, journals, notecards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

Forward-Looking and Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to expected future cash flow, earnings, and benefits from expected future balance sheet management improvements. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; risks associated with the Company’s enterprise resource planning systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2009 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the quarters and six months ended September 30, 2009 and 2008 and condensed consolidated balance sheets as of September 30, 2009, March 31, 2009 and September 30, 2008 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

SALES	$160,273	$174,161	$213,950	$228,808

COSTS AND EXPENSES
Cost of sales	119,630	129,454	158,695	167,167
Selling, general and administrative expenses	26,238	27,863	47,599	51,413
Interest expense, net	661	916	1,029	1,200
Other (income) expense, net	(138)	36	(251)	(30)

	146,391	158,269	207,072	219,750

INCOME BEFORE INCOME TAXES	13,882	15,892	6,878	9,058

INCOME TAX EXPENSE	4,990	5,388	2,476	3,050

NET INCOME	$ 8,892	$ 10,504	$ 4,402	$ 6,008

NET INCOME PER COMMON SHARE
Basic	$.92	$1.05	$.46	$.59
Diluted	$.92	$1.03	$.46	$.58

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,628	10,043	9,617	10,149
Diluted	9,683	10,156	9,666	10,282

CASH DIVIDENDS PER SHARE OF COMMON STOCK	$.15	$.15	$.30	$.30

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	March 31,	September 30,
	2009	2009	2008
	(Unaudited)	(Audited)	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,830	$2,179	$5,783
Accounts receivable, net	132,212	43,741	139,372
Inventories	122,422	99,971	156,359
Deferred income taxes	6,227	5,758	6,737
Assets held for sale	1,363	1,363	3,461
Other current assets	16,370	15,295	13,353

Total current assets	281,424	168,307	325,065

PROPERTY, PLANT AND EQUIPMENT, NET	52,691	54,942	52,924

OTHER ASSETS
Goodwill	49,258	49,258	50,072
Intangible assets, net	44,996	45,649	44,987
Other	3,971	4,103	3,113

Total other assets	98,225	99,010	98,172

Total assets	$432,340	$322,259	$476,161

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$69,000	$4,150	$102,980
Current portion of long-term debt	10,517	10,479	10,400
Accrued customer programs	9,655	9,909	10,374
Other current liabilities	71,405	29,398	77,782

Total current liabilities	160,577	53,936	201,536

LONG-TERM DEBT, NET OF CURRENT PORTION	264	485	10,065

LONG-TERM OBLIGATIONS	4,568	4,376	5,439

DEFERRED INCOME TAXES	4,399	4,208	2,298

STOCKHOLDERS’ EQUITY	262,532	259,254	256,823

Total liabilities and stockholders’ equity	$432,340	$322,259	$476,161

CONTACT:
CSS Industries, Inc.
Clifford E. Pietrafitta
Chief Financial Officer
215-569-9900